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                                                                 EXHIBIT 9C



                           MORGAN STANLEY FUND, INC.

                                     FORM OF

                   AMENDMENT TO MSAM ADMINISTRATION AGREEMENT



     Amendment to MSAM Administration Agreement (the "Agreement") dated as of __________________________ between Morgan Stanley Fund, Inc. (the "Fund") and Morgan Stanley Asset Management Inc. ("MSAM").


                                    RECITALS

     The Fund has executed and delivered the Agreement, dated as of ___________ ________, between the Fund and MSAM. The Agreement sets forth the rights and obligations of the parties with respect to management, administration, transfer agency, dividend disbursing and other services to the Fund. The Fund has created two additional investment funds of the Fund: the Morgan Stanley Small Cap Value Fund and Morgan Stanley Asian Equity Fund.


                                   AGREEMENTS

     NOW, therefore, the parties agree as follows:

     First, Section 3 of the Agreement is hereby amended in its entirety to read as follows:

"3.  AUTHORIZED SHARES

          The Fund certifies to MSAM that (i) the Fund is authorized to issue shares of its common stock, par value $0.001 per share ("Shares"); and (ii) the Board of Directors has the power to increase the number of Shares and to classify or reclassify unissued Shares, from time to time, into one or more

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classes of Shares ("Investment Funds"); and (iii) the Fund initially offered
Shares of three Investment Funds."

     Second, Schedule A to the Agreement is hereby amended in its entirety to read as set forth in Schedule A attached hereto.


     This amendment to the Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

     The parties listed below have executed this amendment to the Agreement as of the ___ day of ___________, 1993.


                                   MORGAN STANLEY FUND, INC.


                                 By
                                    ----------------------------
                               Name:
                              Title:

                                   MORGAN STANLEY ASSET
                                   MANAGEMENT INC.


                                 By
                                    ----------------------------
                               Name:
                              Title:

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                                   SCHEDULE A

                                       TO

           MSAM ADMINISTRATION AGREEMENT DATED AS OF __________, 1992
                       AS AMENDED AS OF ____________, 1993

                                 By and Between

                            MORGAN STANLEY FUND, INC.

                                       and

                      MORGAN STANLEY ASSET MANAGEMENT INC.


                                  FEE SCHEDULE


     For the services provided and the expenses assumed pursuant to the attached MSAM Administration Agreement, the Morgan Stanley Fund, Inc. (the "Fund") shall pay to Morgan Stanley Asset Management Inc. an annual fee, in monthly installments, of .25% of the average daily net assets of each of the following investment funds of the Fund (each an "Investment Fund"):

          Morgan Stanley Money Market Fund;
          Morgan Stanley Global Equity Allocation Fund;
          Morgan Stanley Global Fixed Income Fund;
          Morgan Stanley Small Cap Value Equity Fund; and
          Morgan Stanley Asian Equity Fund.

     This fee is allocated to each Investment Fund based on the relative net assets of each provided, however, that the annual fee payable in respect of the Morgan Stanley Money Market Fund will be reduced to the extent that such Investment Fund's annual operating expense ratio would exceed .___% of the aggregate net assets of such Investment Fund.